AMENDMENT TO VOLUNTARY RETIREMENT AGREEMENT

This AMENDMENT TO VOLUNTARY RETIREMENT AGREEMENT (“Amendment”) amends the terms of the VOLUNTARY RETIREMENT AGREEMENT (the “Agreement”) executed on September 24, 2008, by and between FIVE STAR BANK (“FSB”) and RONALD A. MILLER (“Executive”).

WHEREAS, Executive is currently employed by FSB in a full-time capacity;

WHEREAS, Executive and FSB executed the Agreement on September 24, 2008, to establish and clarify their respective rights and obligations arising from the retirement of Executive;

WHEREAS, pursuant to the Agreement, Executive is obligated to resign and be separated on March 31, 2010;

WHEREAS, Executive and FSB wish to continue Executive’s employment in a part-time capacity after March 31, 2010;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Executive and FSB hereby agree to amend the Agreement as follows:

1. Paragraph 1 of the Agreement shall be amended to replace such paragraph in its entirety with the following:

Executive shall step down from his current full-time position effective March 31, 2010. From April 1 through September 30, 2010, or such earlier date designated by FSB, Executive agrees to provide continuous services to FSB, as a part-time employee, on such special projects that are specified by FSB’s CEO and CFO. The parties agree that the services provided by Executive during this period are not expected to entail more than one day of work per week, and Executive’s employment is “at will” and may be terminated at any time by FSB. Executive’s salary for these continued services shall be pro-rated to correspond with his reduction in hours, to 20% of his regular monthly base salary in effect on the date of this Amendment. Effective March 31, 2010, Executive shall be separated from service for purposes of Internal Revenue Code Section 409A because the level of bona fide services Executive provides to FSB is being reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided by Executive to FSB during the immediately preceding 36-month period. Effective September 30, 2010, or such earlier date as termination of employment may occur, Executive shall resign and terminate his employment relationship with FSB. Executive’s participation in all FSB fringe benefits shall cease September 30, 2010, or such earlier date as termination of employment may occur, with the exception of previously vested benefits.

2. Paragraph 2 of the Agreement shall be amended to delete the last sentence and replace such sentence in its entirety with the following:

In the event of Executive’s death, any payments still due Executive under this paragraph shall be made to Executive’s named beneficiary. Executive shall have the option to change the named beneficiary during the term payments are made under this Agreement.

3. Paragraph 3 of the Agreement shall be amended to add the following at the end of such paragraph:

In addition, Executive shall execute a second copy of the Release of Claims on or between September 1 and September 23, 2010 (or in the event his employment terminates between March 31, 2010 and September 1, 2010, the release must be signed within five days of the effective date of termination). Payments under paragraph 2 shall not be made unless Executive executes the second Release of Claims within the timeframe(s) specified above and does not revoke the Release of Claims.

3. If any provision of this Amendment is held to be illegal, void or unenforceable, such provisions shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Amendment or the Agreement.

4. This Amendment is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.

5. Nothing herein is intended to alter Executive’s status as an at-will employee.

6. Executive acknowledges and warrants that:

(a) He has had the opportunity to consider, for up to twenty-one days, the terms and provisions of this Amendment;

(b) He has been advised by FSB in this writing to consult, and has had adequate opportunity to consult with, an attorney of his choosing prior to executing this Amendment;

(c) He has carefully read this Amendment in its entirety, has had an opportunity to have its provisions explained to him by an attorney of his choosing, and fully understands the significance of all of its terms and provisions; and

(d) He is signing this Amendment voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

7. This Amendment shall not become effective until the eighth day following its execution by Executive (the “Effective Date”). Executive shall have the right to revoke this Amendment for a period of seven (7) days following his execution of this Amendment by giving written notice by personal delivery of such revocation to FSB. If Executive revokes this Amendment prior to the Effective Date, the promises and obligations contained herein shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

Ronald A. Miller	Peter G. Humphrey, President & CEO

RONALD A. MILLER	FIVE STAR BANK
Date: March 2, 2010	Date: 3/2/2010